Exhibit 99.1

OCI Partners LP Reports 2015 Second Quarter Earnings

Nederland, Texas, August 10, 2015 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended June 30, 2015. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. During the six-months ended June 30, 2015, the facility was shut down for 82 days in the methanol production unit and 71 days in the ammonia production unit in order to complete the debottlenecking project and planned turnaround.

Summary of Financial Results for the Three Months Ended June 30, 2015

•	Revenues decreased 29% to $80 million compared to $113 million for the same period in 2014

•	EBITDA decreased 46% to $28 million compared to $52 million for the same period in 2014

•	Net income decreased 68% to $13 million compared to $41 million for the same period in 2014

•	EBITDA and net income margins were 35% and 16%, respectively, compared to 46% and 36%, respectively, during the same period in 2014

Summary of Financial Results for the Six Months Ended June 30, 2015

•	Revenues decreased 45% to $117 million compared to $213 million for the same period in 2014

•	EBITDA decreased 59% to $38 million compared to $93 million for the same period in 2014

•	Net income decreased 80% to $14 million compared to $70 million for the same period in 2014

•	EBITDA and net income margins were 32% and 12%, respectively, compared to 44% and 33%, respectively, during the same period in 2014

Sponsor Transaction

On August 6, 2015, the Partnership’s sponsor company, OCI N.V., announced that it had entered into a definitive agreement to combine its North American, European and Global Distribution businesses with CF Industries’ (NYSE: CF) global assets in a transaction valued at approximately US$ 8 billion, based on CF’s current share price, including the assumption of approximately US$ 1.95 billion in net debt.

Under the terms of the agreement, CF will become a subsidiary of a new holding company domiciled in the United Kingdom (“the new U.K. Company”) and OCI will contribute, among other subsidiaries and interests, its 80% stake in the Partnership to the new U.K. Company. Subject to closing, this transaction will qualify as a change of control under the provisions of the Partnership’s current Term Loan Facility agreement and Revolving Credit Facility agreement which may result in the principal and accrued interest of those facilities to be declared due and payable in the manner and with the effect provided in those agreements. Such facilities are expected to be refinanced in connection with the closing of the transaction.

The transaction requires the approval of shareholders of both OCI N.V. and CF and is subject to receipt of certain regulatory approvals and other customary closing conditions.

Distributions

There are no cash distributions with respect to the second quarter earnings. We expect to resume our quarterly cash distributions with respect to the third quarter earnings.

Our guidance for cash distributions on a run-rate basis per quarter is $0.62 per Common Unit. Our cash distribution guidance is based on an assumed average cost of natural gas of $2.62 per MMBtu, an assumed average methanol selling price of $369 per metric ton and an assumed average ammonia selling price of $440 per metric ton. The quarterly cash distribution guidance is also based on a forecasted sales volumes of 223,000 metric tons and 78,000 metric tons of methanol and ammonia, respectively. The assumptions used to calculate the cash distributions on a run-rate basis do not necessarily reflect current market conditions.

Our run-rate distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia, our working capital needs, our capital expenditure needs and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Forward-Looking Statements” below.

Status of Debottlenecking Project

On April 23, 2015, the Partnership announced that it had restarted its facility after successfully completing its debottlenecking project and planned turnaround. The debottlenecking project increased the facility’s ammonia production design capacity to 331,000 metric tons per annum1 and also increased the facility’s methanol production design capacity to 912,500 metric tons per annum2. Both upgrades reflect a 25% increase over their previous design capacities. Based on operations to-date, we have periodically exceeded the design capacity on both production lines.

To complete the debottlenecking project and planned turnaround, the Partnership drew on an incremental term loan of $50 million, which was secured in July from its existing lenders, as an additional tranche under its existing senior secured Term Loan B Credit Facility. The incremental term loan will be reflected in the Partnership’s third quarter financial statements. The final project cost was $384 million.

[1]	907 metric tons per day x 365 days x 100% on-stream time
[2]	2,500 metric tons per day x 365 days x 100% on-stream time

Statement from President and Chief Executive Officer – Frank Bakker

“During the second quarter, we restarted our facility after completing the debottlenecking project and planned turnaround. As a result of the start-up process, the results during the quarter reflect only one full month of operation at or above design capacity.

The Tampa CFR contact price for ammonia was flat for the month of August settling at $460 after increasing $10 during the month of July. The price increase illustrates stable market fundamentals during a period of typical seasonal declines. In the short-term, we expect ammonia prices to remain stable prior to the start of the fall application season. The latest US Department of Agriculture (USDA) outlook for corn prices looks favorable driven primarily by lower than expected corn production. We expect lower domestic corn production coupled with favorable pricing to bode well for ammonia pricing during the fourth quarter.

In the United States, methanol prices remained flat at $442 since May but declined to $416 for the month of August despite an increase in domestic demand during the second quarter driven by higher demand for MTBE and formaldehyde.3 Prices have declined primarily on the back of ample methanol supply in the market despite production issues in Venezuela and natural gas curtailments in Trinidad. Nevertheless, production issues in Egypt and Libya coupled with growing demand for methanol in China for the production of olefins should bode well for methanol prices globally during the second half of the year. Subsequently, we expect prices in the United States to be impacted positively.

In China, general methanol demand has remained weak surrounding ongoing concerns about China’s macroeconomic situation. However downside in pricing appears limited as methanol plant shutdowns in northwestern China during August will erode coastal inventories. Moreover, four to six new methanol-to-olefin (MTO) plants are expected to commission by the end of 2015 and in to 2016. These facilities are expected to add approximately nine million metric tons of new merchant methanol demand.

On the long term, we expect the methanol industry to continue to grow 7-8% annually over the next 10 years supported by a global macroeconomic recovery, higher methanol blending in gasoline and other GDP-based derivatives.”

[3]	The methanol prices refer to Methanex’s Non-Discounted North American Reference Price

	Volume Weighted Average Price of		Volume Weighted Average Price of
	Methanol and Ammonia		Natural Gas
	($ per metric ton)		($ per MMBtu)

	For Three-Months Ended June 30,		For Three-Months Ended June 30,
	2015	2014	2015	2014
Ammonia	$447	$511	$2.87	$4.66
Methanol	$362	$470	$2.87	$4.66

	For Six-Months Ended June 30,		For Six-Months Ended June 30,
	2015	2014	2015	2014
Ammonia	$473	$467	$2.94	$4.85
Methanol	$363	$498	$2.94	$4.85

	Production (in tons)		Capacity Utilization Rate %

	For Three-Months Ended June 30,		For Three-Months Ended June 30,
	2015	2014	2015*	2014
Ammonia	62,630	73,643	83%	112%
Methanol	157,662	178,048	90%	98%

	For Six-Months Ended June 30,		For Six-Months Ended June 30,
	2015	2014	2015*	2014
Ammonia	83,824	128,839	88%	98%
Methanol	214,627	325,133	91%	90%

Non-GAAP Financial Measure

EBITDA is defined as net income plus (i) interest expense and other financing costs (ii) income tax expense and (iii) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation because each company may define EBITDA differently.

*	The utilization rates for the Three-Months Ended and Six-Months Ended June 30 2015 do not factor in the planned downtime scheduled for the completion of the debottlenecking project and turnaround. Once factored in to the calculations, the utilization rates for the ammonia and methanol production lines during the Three-Months Ended June 30 2015 were 77% and 73% respectively and 57% and 54% respectively during the Six-Months Ended June 30 2015.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2015.

	Three Months Ended June 30				Six Months Ended June 30
	2015	$ millions	2014		2015	$ millions	2014
Net income	$13.5		$40.9	Net income	$14.4		$69.9
Add:				Add:
Interest expense	1.8		4.7	Interest expense	4.3		10.5
Interest expense – related party	0.1		0.1	Interest expense – related party	0.1		0.1
Depreciation expense	12.6		5.7	Depreciation expense	18.7		11.4
Income tax expense	0.2		0.5	Income tax expense	0.3		0.9
EBITDA	$28.2		$51.9	EBITDA	$37.8		$92.8
Total Revenues	$79.6		$113.4	Total Revenues	$117.3		$213.0
EBITDA Margin	35%		46%	EBITDA Margin	32%		44%
Net Income Margin	16%		36%	Net Income Margin	12%		33%

Conference Call with Management

The Partnership will hold a conference call today, August 10, 2015, at 12:00pm EST, during which the Partnership’s senior management will review the Partnership’s financial results for the first quarter ended June 30, 2015 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 96367063. A replay of the conference call will be made available September 10, 2015 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 96367063.

About OCI Partners LP

OCI Partners LP (NYSE: OCIP) owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.

Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements and may address certain plans, activities or events which will or may occur in the future and relate to, among other things, the proposed business combination transactions involving OCI, the new holding company and CF, financing of the proposed transactions, the benefits, effects and timing of the proposed transactions, future financial and operating results of the combined company, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters; and the following certain risks and uncertainties related to the business combination transactions between OCI, the new holding company and CF: the possibility that the various closing conditions for the transactions may not be satisfied or waived, including the ability to obtain regulatory approvals of the transactions on the proposed terms and schedule; the risk that competing offers will be made; the failure of OCI or CF shareholders to approve the transactions; the risk that access to financing, including for refinancing of indebtedness of the new holdings company or CF, may not be available on a timely basis and on reasonable terms; the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of the combined company following completion of the proposed transactions; the combined company’s ability to achieve the cost savings and synergies contemplated by the proposed transactions within the expected time frame; disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees or suppliers; changes in tax laws or interpretations, including but not limited to changes that could increase the new holding company’s or CF’s consolidated tax liabilities, or that would result, if the transactions were consummated, in the new holding company being treated as a domestic corporation for U.S. federal tax purposes, or that could impose U.S. federal income taxes in connection with the spin-off from OCI; and general economic conditions that are less favorable than expected. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and to the “Forward Looking Statements” and “Risk Factors” sections of CF’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) up to the date hereof, which are available at the SEC’s website http://www.sec.gov. Neither the

Partnership, OCI, the new holding company nor CF undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed business combination transactions involving OCI, the new holding company and CF, the new holding company will file with the SEC a registration statement on Form S-4 that will include as prospectuses a shareholder circular of OCI and a preliminary proxy statement of CF. After the registration statement has been declared effective by the SEC, the shareholder circular/prospectus will be mailed to OCI shareholders and a definitive proxy statement/prospectus will be mailed to CF shareholders. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE DOCUMENTS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), AND ALL OTHER DOCUMENTS RELATING TO THE TRANSACTIONS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. You may obtain a copy of the shareholder circular/prospectus and the proxy statement/prospectus (when available) and other related documents filed by OCI, the new holding company and CF with the SEC regarding the proposed transactions, free of charge, through the website maintained by the SEC at www.sec.gov, by directing a request to OCI’s Investor Relations department at investor.relations@oci.nl, tel. +31 6 1825 1367, or to CF’s Investor Relations department at investorrelations@cfindustries.com, tel. +1-847-405-2550. Copies of the shareholder circular/prospectus, the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein (when available) can also be obtained, free of charge, through OCI’s website at www.oci.nl under the heading “Investor Relations” and through CF’s website at www.cfindustries.com under the heading “CF Industries (CF) Investors” and then under the heading “SEC Filings”.

Participants in the Solicitation

OCI, the new holding company, CF and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed transactions will be set forth in the proxy statement/prospectus/shareholder circular when it is filed with the SEC. You can find information about OCI’s executive and non-executive directors in its 2014 annual report filed on April 29, 2015 available on OCI’s website at www.oci.nl under the heading “Investor Relations” and about CF’s directors and executive officers in its definitive proxy statement filed with the SEC on April 2, 2015. You can obtain free copies of these documents from OCI or CF using the contact information above.

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Contacts:

Omar Darwazah

Director of Investor Relations & Strategy

Phone: +1 917-434-7734

omar.darwazah@oci.nl